Exhibit 99.1

FOR IMMEDIATE RELEASE

October 14, 2004

Contact:                         Robert Nelson, BRS, Inc. at 651-457-7491 or Info@BRSparachutes.com

Mark Thomas resigns as Chief Executive Officer of Ballistic Recovery Systems

ST. PAUL, MN, October 14, 2004.  Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB-BRSparachutes.com) announced today that Mark B. Thomas has resigned as Chief Executive Officer, President and Director for personal reasons.  Mr. Thomas will continue with the Company on a consulting basis during the transition to a new president.  Robert L. Nelson, Chairman of the Board, has been named as interim Chief Executive Officer as the Company begins with its search for a president.

Mr. Nelson indicated that “We appreciate Mark’s 12 years of service in building BRS to a first class company in the aviation safety industry.  Mark has done a great job in seeing our company through some significant growth.  We wish him the best.”   Mr. Thomas added that “BRS is well positioned for success in the marketplace.  The Company has a great product line.”

BRS (Ballistic Recovery Systems, Inc.) is a South St. Paul, Minnesota based company that designs, manufactures and distributes whole aircraft emergency parachute systems for use on general aviation and recreational aircraft.  Since the early 1980’s, BRS has delivered over 19,000 parachute systems to aircraft owners around the world including over 1500 systems on the certified aircraft like the Cirrus Design aircraft manufactured in Duluth, Minnesota.  Actual documented uses of these systems are credited with saving the lives of 173 people.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by BRS) contains statements that are forward-looking, such as the Company’s ability to find a new president, the Company’s success in the marketplace and the Company’s existing products.  Such forward-looking statements involve risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward looking statements made by or on behalf of BRS.  For more information, review BRS filings with the Securities and Exchange Commission.

For more information on BRS contact: Robert Nelson, BRS, Inc., Fleming Field- 300 Airport Road, South St. Paul, Minnesota 55075 – USA Info@BRSparachutes.com TEL 651-457-7491 – Fax 651-457-8651 or visit our website at www.BRSparachutes.com.

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